Exhibit (h)(19)

AMENDMENT TO THE RETIREMENT SERVICE AGREEMENT
FOR THE TIAA-CREF FUNDS

          AMENDMENT, dated July 23, 2012, to the Retirement Service Agreement, dated February 1, 2006 (the “Agreement”), as amended, by and between TIAA-CREF Funds (the “Trust”) and Teachers Advisors, Inc. (“Advisors”).

          WHEREAS, the Trust has established an additional fund, the TIAA-CREF Social Choice Bond Fund and the Trust desires to retain Advisors to provide or to arrange for the provision of a variety of administrative and shareholder services to the Fund’s Retirement Class shares in accordance with the terms and provisions of the Agreement.

          NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and Advisors hereby agree to amend the Agreement as follows:

3.	The following shall be added to Schedule A of the Agreement:

Service Fee

Name of Fund	(as a percentage of the average daily value of the Fund’s net assets)

TIAA-CREF Social Choice Bond Fund	0.25%

          IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF FUNDS

By:
Title:

TEACHERS ADVISORS, INC.

By:
Title: